EXHIBIT 99.1

TXI Reports Fourth Quarter and Year End Results

DALLAS, July 11, 2012 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) today reported financial results for the quarter and year ended May 31, 2012. Net income for the quarter was $60.2 million or $2.15 per share and included pre-tax gains of $60.1 million from asset sales and a joint venture agreement. Net loss for the quarter ended May 31, 2011 was $9.1 million or $.33 per share and included a pre-tax gain of $10.7 million from the exchange of aggregate operating assets for ready mix operating assets.

Net income for the year was $7.5 million or $.27 per share and included pre-tax gains of $62.2 million from asset sales, asset exchanges and a joint venture agreement. Net loss for the year ended May 31, 2011was $64.9 million or $2.33 per share and included a pre-tax gain of $10.7 million from the exchange of aggregate operating assets for ready mix operating assets and pre-tax loss on debt retirement of $29.6 million associated with the refinancing of senior notes due in 2013.

General Comments

"The fourth quarter is typically our strongest quarter and the $2.4 million of pre-tax income after adjusting for the gains broke a string of 10 consecutive quarterly losses," stated Mel Brekhus, Chief Executive Officer. "Construction activity continued to improve, price increases in Texas were successful, we made additional progress on our gross margin and SG&A goals and we completed two sales of non-core assets."

"The pace and magnitude of a recovery in construction activity remains challenging to predict," added Brekhus. "Our focus continues to be on doing everything we can to ensure we have the assets and cost profile to maximize our profitabilty in any market condition. Toward that end, I am excited to be nearing the completion of construction and beginning of the commissioning this Fall of our cement capacity expansion in central Texas."

A teleconference will be held July 12, 2012 at 10:00 Central Daylight Time to further discuss quarter and annual results. A real-time webcast of the conference is available by logging on to TXI's website at www.txi.com.

The following is a summary of operating results for our business segments and certain other operating information related to our principal products.

Cement Operations

	Three months ended May 31,		Year ended May 31,
In thousands except per unit	2012	2011	2012	2011

Operating Results
Total cement sales	$75,611	$73,078	$278,413	$256,385
Other sales and delivery fees	11,340	9,094	36,880	30,909
Total segment sales	86,951	82,172	315,293	287,294
Cost of products sold	66,484	80,213	286,125	283,407
Gross profit	20,467	1,959	29,168	3,887
Selling, general and administrative	(3,625)	(6,870)	(16,531)	(18,967)
Restructuring charges	--	--	(1,074)	--
Other income	4,868	1,188	8,925	4,831
Operating Profit (Loss)	$21,710	$(3,723)	$20,488	$(10,249)

Cement
Shipments (tons)	984	940	3,580	3,301
Prices ($/ton)	$76.79	$77.77	$77.75	$77.68
Cost of sales ($/ton)	$56.60	$76.33	$70.09	$77.29

Three months ended May 31, 2012

Cement operating profit for the three-month period ended May 31, 2012 was $21.7 million. Cement operating loss for the three-month period ended May 31, 2011 was $3.7 million. Cement operating profit increased $25.4 million from the prior year period.

Total segment sales for the three-month period ended May 31, 2012 were $87.0 million compared to $82.2 million for the prior year period. Cement sales increased $2.5 million from the prior year period on higher shipments. Our Texas market area accounted for approximately 70% of cement sales in the current period compared to 69% of cement sales in the prior year period. Cement shipments increased 4% in our Texas market area and 7% in our California market area from the prior year period. Average prices were comparable in our Texas market area and decreased 5% in our California market area from the prior year period.

Cost of products sold for three-month period ended May 31, 2012 decreased $13.7 million from the prior year period. The effect of higher shipments was offset by the effect of lower cement unit costs. Cement unit costs decreased 26% from the prior year period primarily due to lower energy costs, as well as, lower supplies and maintenance expense due in part to a scheduled plant shut down at our Hunter, Texas cement plant in the prior period.

Selling, general and administrative expense for the three-month period ended May 31, 2012 decreased $3.2 million from the prior year period. The decrease was primarily due to $0.5 million lower controllable expenses, $1.5 million lower bad debt expense and $2.0 million lower insurance expense offset in part by $0.8 million higher incentive compensation expense.

Other income for the three-month period ended May 31, 2012 increased $3.7 million from the prior year period. The increase was primarily due to $3.5 million higher gains from routine sales of surplus operating assets.

Fiscal Year 2012 Compared to Fiscal Year 2011

Cement operating profit for fiscal year 2012 was $20.5 million. Cement operating loss for fiscal year 2011 was $10.2 million. Cement operating profit for fiscal year 2012 increased $30.7 million from the prior fiscal year.

Total segment sales for fiscal year 2012 were $315.3 million compared to $287.3 million for the prior fiscal year. Cement sales increased $22.0 million from the prior fiscal year on higher shipments. Our Texas market area accounted for approximately 68% of cement sales in the current fiscal year compared to 71% of cement sales in the prior fiscal year.    Cement shipments increased 3% in our Texas market area and 21% in our California market area from the prior fiscal year. Average prices increased 1% in our Texas market area and decreased 2% in our California market area from the prior fiscal year.

Cost of products sold for fiscal year 2012 increased $2.7 million from the prior fiscal year. The effect of higher shipments was offset in part by the effect of higher cement production and lower cement unit costs. Cement unit costs decreased 9% from the prior fiscal year on lower energy and supplies and maintenance costs. Supplies and maintenance costs related to scheduled maintenance at our three cement plants decreased approximately $1 million from the prior fiscal year.

Selling, general and administrative expense for fiscal year 2012 decreased $2.4 million from the prior fiscal year. The decrease was primarily due to $1.2 million lower controllable expenses, $1.4 million lower bad debt expense and $1.4 million lower insurance expense offset in part by $1.5 million higher incentive compensation expense.

Restructuring charges of $1.1 million were recorded in fiscal year 2012. These charges consist primarily of severance and benefit costs associated with various workforce reduction initiatives.

Other income for fiscal year 2012 increased $4.1 million from the prior fiscal year. The increase was primarily due to $3.0 million higher gains from routine sales of surplus operating assets and $0.8 million higher in gains from sales of emissions credits associated with our Crestmore cement plant in Riverside, California.

Aggregate Operations

	Three months ended May 31,		Year ended May 31,
In thousands except per unit	2012	2011	2012	2011

Operating Results
Total stone, sand and gravel sales	$25,515	$21,596	$85,537	$89,045
Expanded shale and clay sales and delivery fees	27,336	24,873	89,023	83,380
Total segment sales	52,851	46,469	174,560	172,425
Cost of products sold	43,800	41,367	152,846	152,102
Gross profit	9,051	5,102	21,714	20,323
Selling, general and administrative	(2,828)	(2,837)	(10,567)	(11,389)
Restructuring charges	--	--	(437)	--
Other income	21,103	11,998	22,845	13,704
Operating Profit	$27,326	$14,263	$33,555	$22,638

Stone, sand and gravel
Shipments (tons)	3,514	2,985	11,838	12,065
Prices ($/ton)	$7.26	$7.23	$7.23	$7.38
Cost of sales ($/ton)	$6.01	$6.80	$6.44	$6.72

Three months ended May 31, 2012

Aggregate operating profit for the three-month period ended May 31, 2012 was $27.3 million, an increase of $13.1 million from the prior year period. Operating profit for the three-month period ended May 31, 2012 includes a gain of $20.8 million from the sale of our aggregate rail distribution terminal and associated assets located in Stafford, Texas. Operating profit for three-month period ended May 31, 2011 includes a gain of $12.0 million recognized in connection with the exchange of aggregate operating assets for ready-mix operating assets. Excluding these gains operating profit increased $4.3 million from the prior year period.

Total segment sales for the three-month period ended May 31, 2012 were $52.9 million compared to $46.5 million for the prior year period. Stone, sand and gravel sales increased $3.9 million from the prior year period. The effect of the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011 decreased sales $0.9 million, shipments 4% and average prices 1% from the prior year period. Stone, sand and gravel sales from current operations increased $4.8 million from the prior year period on 22% higher shipments and 1% higher average prices.

Cost of products sold for the three-month period ended May 31, 2012 increased $2.4 million from the prior year period. The effect of the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011 decreased stone, sand and gravel cost of products sold $0.8 million. Cost of products sold from current operations increased $3.2 million primarily due to higher stone, sand and gravel shipments and higher freight costs. Stone, sand and gravel unit costs decreased 12% from the prior year period primarily due to the effect on unit costs of higher shipments and the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011.

Selling, general and administrative expense for the three-month period ended May 31, 2012 was comparable to the prior year period primarily due to $0.6 million lower controllable expenses offset by $0.6 million higher incentive compensation expense.

Other income for the three-month period ended May 31, 2012 increased $9.1 million from the prior year period. Other income in the three-month period ended May 31, 2012 includes a gain of $20.8 million from the sale of our aggregate rail distribution terminal and associated assets located in Stafford, Texas. Other income in the three-month period ended May 31, 2011 includes a gain of $12.0 million from the exchange of aggregate operating assets for ready-mix operating assets.

Fiscal Year 2012 Compared to Fiscal Year 2011

Aggregate operating profit for fiscal year 2012 was $33.6 million, an increase of $10.9 million from the prior fiscal year.   Operating profit for fiscal year 2012 includes a gain of $20.8 million from the sale of our aggregate rail distribution terminal and associated assets located in Stafford, Texas. Operating profit for fiscal year 2011 includes a gain of $12.0 million recognized in connection with the exchange of aggregate operating assets for ready-mix operating assets. Excluding these gains operating profit increased $2.1 million from the prior fiscal year.

Total segment sales for fiscal year 2012 were $174.6 million compared to $172.4 million for the prior fiscal year. Stone, sand and gravel sales decreased $3.5 million from the prior fiscal year. The effect of the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011 decreased sales $7.2 million, shipments 7% and average prices 2% from the prior fiscal year. Stone, sand and gravel sales from current operations increased $3.7 million from the prior fiscal year on 5% higher shipments and comparable average prices.

Cost of products sold for fiscal year 2012 increased $0.7 million from the prior fiscal year. The effect of the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011 decreased stone, sand and gravel cost of products sold $7.2 million. Cost of products sold from current operations increased $7.9 million primarily due to higher stone, sand and gravel shipments and higher freight costs. Stone, sand and gravel unit costs decreased 4% from the prior fiscal year primarily due to the effect on unit costs of the disposition of aggregate operating assets through the asset exchange transaction completed in April 2011.

Selling, general and administrative expense for fiscal year 2012 decreased $0.8 million from the prior fiscal year. The decrease was primarily due to $1.2 million lower controllable expenses and $0.3 million lower bad debt expense offset in part by $0.8 million higher incentive compensation expense.

Restructuring charges of $0.4 million were recorded in fiscal year 2012. These charges consist primarily of severance and benefit costs associated with various workforce reduction initiatives.

Other income for fiscal year 2012 increased $9.1 million from the prior fiscal year. Other income in 2012 includes a gain of $20.8 million from the sale of our aggregate rail distribution terminal and associated assets located in Stafford, Texas.  Other income in 2011 includes a gain of $12.0 million from the exchange of aggregate operating assets for ready-mix operating assets.

Consumer Products Operations

	Three months ended May 31,		Year ended May 31,
In thousands except per unit	2012	2011	2012	2011

Operating Results
Total ready-mix concrete sales	$44,190	$50,992	$182,478	$180,826
Package products sales and delivery fees	8,514	16,509	49,250	55,322
Total segment sales	52,704	67,501	231,728	236,148
Cost of products sold	53,791	68,073	236,863	235,055
Gross profit (loss)	(1,087)	(572)	(5,135)	1,093
Selling, general and administrative	(2,739)	(4,443)	(10,846)	(12,773)
Restructuring charges	--	--	(536)	--
Other income	39,065	131	41,552	529
Operating Profit (Loss)	$35,239	$(4,884)	$25,035	$ (11,151)

Ready-mix concrete
Shipments (cubic yards)	563	700	2,399	2,415
Prices ($/cubic yard)	$78.50	$72.92	$76.06	$74.87
Cost of sales ($/cubic yard)	$81.34	$77.70	$80.54	$77.89

Three months ended May 31, 2012

Consumer products operating profit for the three-month period ended May 31, 2012 was $35.2 million. The operating profit includes a gain of $30.9 million from the sale of our Texas-based package products operations and a gain of $8.9 million from a joint venture transaction in which we contributed certain of our ready-mix operating assets. Consumer products operating loss for the three-month period ended May 31, 2011 was $4.9 million. Consumer products operating profit increased $2.3 million from the prior year period excluding these gains and the related $2.0 million lower package products operating profit.

Total segment sales for the three-month period ended May 31, 2012 were $52.7 million compared to $67.5 million from the prior year period. Ready-mix concrete sales decreased $6.8 million from the prior year period. The net effect of the asset exchange transactions completed in April and July 2011 decreased sales $7.2 million, decreased shipments 17% and increased average prices 3% from the prior year period. Ready-mix concrete sales excluding the net effect of the asset exchange transactions increased $0.4 million from the prior year period on 3% lower shipments and 5% higher average prices.

Cost of products sold for the three-month period ended May 31, 2012 decreased $14.3 million from the prior year period. Cost of products sold decreased $8.0 million due to the net effect of the asset exchange transactions completed in April and July 2011. Cost of products sold decreased $5.1 million due to the sale of the package products operations. Cost of products sold excluding these effects decreased $1.2 million from the prior year period primarily due to lower shipments. Ready-mix concrete unit costs increased 5% from the prior year period primarily due to higher diesel costs.

Selling, general and administrative expense for the three-month period ended May 31, 2012 decreased $1.7 million from the prior year period. In addition to $1.3 million in expenses associated with the acquisition of ready-mix operating assets through as asset exchange transaction recognized in 2011, the decrease was primarily due to $0.8 million lower controllable expenses offset in part by $0.7 million higher incentive compensation expense.

Other income for the three-month period ended May 31, 2012 increased $38.9 million from the prior year period. Other income in 2012 includes a gain of $30.9 million from the sale of our Texas-based package products operations and a gain of $8.9 million from a joint venture transaction in which we contributed certain of our ready-mix operating assets.

Fiscal Year 2012 Compared to Fiscal Year 2011

Consumer products operating profit for fiscal year 2012 was $25.0 million. Consumer products operating loss for fiscal year 2011 was $11.2 million. Consumer products operating profit for fiscal year 2012 includes a gain from the sale of our Texas-based package products operations of $30.9 million and gains from exchanges of operating assets of $10.5 million. Consumer products operating loss increased $3.0 million from the prior fiscal year excluding these gains and the related $2.2 million lower package products operating profit.

Total segment sales for fiscal year 2012 were $231.7 million compared to $236.1 million for the prior fiscal year. Ready-mix concrete sales increased $1.7 million from the prior fiscal year. The net effect of the asset exchange transactions completed in April and July 2011 increased sales $7.2 million, shipments 3% and average prices 1% from the prior fiscal year. Ready-mix concrete sales excluding the net effect of the asset exchange transactions decreased $5.5 million from the prior fiscal year on 4% lower shipments and 1% higher average prices.

Cost of products sold for fiscal year 2012 increased $1.8 million from the prior fiscal year. Cost of products sold increased $6.6 million due to the net effect of the asset exchange transactions completed in April and July 2011. Cost of products sold decreased $2.9 million due to the sale of the package products operations. Cost of products sold excluding these effects decreased $1.9 million from the prior fiscal year primarily due to lower shipments. Ready-mix concrete unit costs increased 3% from the prior fiscal year primarily due to higher diesel costs.

Selling, general and administrative expense for fiscal year 2012 decreased $1.9 million from the prior fiscal year. In addition to $1.3 million in expenses associated with the acquisition of ready-mix operating assets through as asset exchange transaction recognized in 2011, the decrease was primarily due to $1.0 million lower controllable expenses and $1.4 million lower bad debt expense offset in part by $1.0 million higher insurance expense and $1.1 million higher incentive compensation expense.

Restructuring charges of $0.5 million were recorded in fiscal year 2012. These charges consist primarily of severance and benefit costs associated with various workforce reduction initiatives.

Other income for fiscal year 2012 increased $41.0 million from the prior fiscal year. Other income in 2012 includes a gain of $30.9 million from the sale of our Texas-based package products operations.  In addition, we entered into ready-mix and aggregate asset exchange transactions and contributed certain ready-mix operating assets to a joint venture that resulted in the recognition of gains of $10.5 million.

Corporate

	Three months ended May 31,		Year ended May 31,
In thousands	2012	2011	2012	2011

Other income	$61	$261	$511	$2,448
Selling, general and administrative	(13,794)	(10,267)	(35,113)	(33,291)
Restructuring charges	--	--	(1,169)	--
	$(13,733)	$(10,006)	$(35,771)	$(30,843)

Three months ended May 31, 2012

Corporate other income for the three-month period ended May 31, 2012 decreased $0.2 million from the prior year period primarily due to lower oil and gas lease royalty payments.

Corporate selling, general and administrative expense for the three-month period ended May 31, 2012 increased $3.5 million from the prior year period. In addition to $1.0 million higher controllable expenses, we recognized $1.1 million incentive compensation expense in 2012. Our stock-based compensation includes awards expected to be settled in cash, the expense for which is based on their fair value at the end of each period until the awards are paid. The impact of changes in our stock price on the fair value of these awards decreased expense $0.5 million. Our financial security plan postretirement benefit obligations are determined using assumptions as of the end of the year. Actuarial gains or losses are recognized when incurred. Financial security plan postretirement benefit expense increased $1.9 million.

Fiscal Year 2012 Compared to Fiscal Year 2011

Corporate other income for fiscal year 2012 decreased $1.9 million from the prior fiscal year primarily due to $1.8 million lower oil and gas lease bonus and royalty payments and $0.1 million lower interest income.

Corporate selling, general and administrative expense for fiscal year 2012 increased $1.8 million from the prior fiscal year. In addition to $1.3 million higher controllable expenses, we recognized $1.8 million incentive compensation expense in 2012. Our stock-based compensation includes awards expected to be settled in cash, the expense for which is based on their fair value at the end of each period until the awards are paid. The impact of changes in our stock price on the fair value of these awards decreased expense $3.4 million. Our financial security plan postretirement benefit obligations are determined using assumptions as of the end of the year. Actuarial gains or losses are recognized when incurred. Financial security plan postretirement benefit expense increased $2.2 million.

Restructuring charges of $1.2 million were recorded in fiscal year 2012. These charges consist primarily of severance and benefit costs associated with various workforce reduction initiatives.

Interest

Interest expense incurred for the three-month period ended May 31, 2012 was $17.1 million, of which $9.1 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $8.0 million was expensed. Interest expense incurred for the three-month period ended May 31, 2011 was $17.3 million, of which $7.7 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $9.6 million was expensed.

Interest expense incurred for fiscal year 2012 was $68.5 million, of which $33.7 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $34.8 million was expensed. Interest expense incurred for fiscal year 2011 was $66.3 million, of which $18.7 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $47.6 million was expensed.

Interest expense incurred for the three-month period ended May 31, 2012 decreased $0.2 million from the prior year period primarily due to lower credit facility fees. Interest expense incurred for fiscal year 2012 increased $2.2 million from the prior fiscal year. The increase was primarily the result of higher average outstanding debt at higher interest rates due to the August 2010 refinancing of our senior notes.

Interest expense to be capitalized in connection with our Hunter, Texas cement plant expansion project during fiscal year 2013 is expected to be between $30 million and $36 million.

Loss on Debt Retirements

On July 27, 2010, we commenced a cash tender offer for all of the outstanding $550 million aggregate principal amount of our 7.25% senior notes due 2013 and a solicitation of consents to amend the indenture governing the 7.25% notes. Pursuant to the tender offer and consent solicitation, we purchased $536.6 million aggregate principal amount of the 7.25% notes, and paid an aggregate of $547.7 million in purchase price and consent fees. On September 9, 2010, we redeemed the remaining $13.4 million aggregate principal amount of the 7.25% notes at a price of 101.813% of the principal amount thereof, plus accrued and unpaid interest on the 7.25% notes to the redemption date. We used the net proceeds from the issuance and sale of $650 million aggregate principal amount of our 9.25% senior notes to pay the purchase or redemption price of the 7.25% notes and the consent fees and to increase working capital.  We recognized a loss on debt retirement of $29.6 million representing $11.4 million in consent fees, redemption price premium and transaction costs and a write-off of $18.2 million of unamortized debt discount and original issuance costs associated with the 7.25% notes in fiscal year 2011.

Income Taxes

Our effective tax rate was 11.8% in 2012 and 39.2% in 2011. The primary reason that the effective tax rate differed from the 35% statutory corporate rate was due to additional percentage depletion that is tax deductible, the effect of qualified domestic production activities and state income taxes.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Three months ended May 31,		Year ended May 31,
In thousands except per share	2012	2011	2012	2011

NET SALES	$174,556	$175,762	$647,003	$621,813

Cost of products sold	146,125	169,273	601,256	596,510
GROSS PROFIT	28,431	6,489	45,747	25,303

Selling, general and administrative	22,986	24,417	73,057	76,420
Restructuring charges	--	--	3,216	--
Interest	8,025	9,616	34,835	47,583
Loss on debt retirements	--	--	--	29,619
Other income	(65,097)	(13,578)	(73,833)	(21,512)
	(34,086)	20,455	37,275	132,110
INCOME (LOSS) BEFORE INCOME TAXES	62,517	(13,966)	8,472	(106,807)

Income taxes (benefit)	2,304	(4,880)	996	(41,894)
NET INCOME (LOSS)	$60,213	$(9,086)	$7,476	$(64,913)

Net income (loss) per share
Basic	$2.15	$(.33)	$.27	$(2.33)
Diluted	$2.15	$(.33)	$.27	$(2.33)

Average shares outstanding
Basic	27,975	27,869	27,914	27,825
Diluted	28,045	27,869	28,016	27,825

(Unaudited)
CONSOLIDATED BALANCE SHEETS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	May 31,
In thousands	2012	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$88,027	$116,432
Receivables – net	98,836	85,817
Inventories	129,514	140,646
Deferred income taxes and prepaid expenses	19,007	22,040
TOTAL CURRENT ASSETS	335,384	364,935

PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	172,247	158,232
Buildings	51,982	59,320
Machinery and equipment	1,184,651	1,222,560
Construction in progress	437,166	357,638
	1,846,046	1,797,750
Less depreciation and depletion	650,450	642,329
	1,195,596	1,155,421
OTHER ASSETS
Goodwill	1,715	1,715
Real estate and investments	20,865	6,749
Deferred income taxes and other charges	23,368	22,191
	45,948	30,655
	$1,576,928	$1,551,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$64,825	$56,787
Accrued interest, compensation and other	61,317	58,848
Current portion of long-term debt	1,214	73
TOTAL CURRENT LIABILITIES	127,356	115,708

LONG-TERM DEBT	656,949	652,403

OTHER CREDITS	96,352	87,318

SHAREHOLDERS' EQUITY
Common stock, $1 par value; authorized 100,000 shares; issued
and outstanding 27,996 and 27,887 shares, respectively	27,996	27,887
Additional paid-in capital	488,637	481,706
Retained earnings	204,136	198,751
Accumulated other comprehensive loss	(24,498)	(12,762)
	696,271	695,582
	$1,576,928	$1,551,011
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,
In thousands	2012	2011	2010

OPERATING ACTIVITIES
Net income (loss)	$7,476	$(64,913)	$(38,853)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation, depletion and amortization	60,952	64,297	63,925
Gains on asset disposals	(67,610)	(13,638)	(1,350)
Deferred income tax benefit	(88)	(42,875)	(9,132)
Stock-based compensation expense	2,387	5,581	5,097
Excess tax benefits from stock-based compensation	--	--	(250)
Loss on debt retirements	--	29,619	--
Other – net	1,223	3,158	13,998
Changes in operating assets and liabilities
Receivables – net	(13,303)	13,379	(5,421)
Inventories	10,829	2,164	13,706
Prepaid expenses	1,385	1,301	387
Accounts payable and accrued liabilities	6,923	11,172	6,046
Net cash provided by operating activities	10,174	9,245	48,153

INVESTING ACTIVITIES
Capital expenditures - expansions	(72,906)	(25,430)	(5,337)
Capital expenditures – other	(33,430)	(20,253)	(8,322)
Proceeds from asset disposals	66,845	3,596	21,592
Investments in life insurance contracts	3,354	4,073	6,967
Other – net	(245)	1,266	2,079
Net cash provided (used) by investing activities	(36,382)	(36,748)	16,979

FINANCING ACTIVITIES
Long-term borrowings	--	650,000	--
Debt retirements	(300)	(561,627)	(245)
Debt issuance costs	(1,829)	(12,492)	(2,552)
Stock option exercises	2,023	1,462	893
Excess tax benefits from stock-based compensation	--	--	250
Common dividends paid	(2,091)	(8,354)	(8,328)
Net cash provided (used) by financing activities	(2,197)	68,989	(9,982)
Increase (decrease) in cash and cash equivalents	(28,405)	41,486	55,150

Cash and cash equivalents at beginning of year	116,432	74,946	19,796
Cash and cash equivalents at end of year	$88,027	$116,432	$74,946
CONTACT: T. Lesley Vines, Jr.
         Vice President
         Corporate Controller & Treasurer
         972.647.6722
         Email:  lvines@txi.com